INVESTAMERICA, INC.
                             STOCK OPTION AGREEMENT
                     PURSUANT TO THE 1999 STOCK OPTION PLAN

Participant:     RAYMOND  POLMAN
2492  West  45th  Avenue
Vancouver,  B.C.

This Stock Option Agreement, dated as of the date of grant set forth below, is entered into between InvestAmerica, Inc. (the "Company") and the Participant named above pursuant to the Company's 1999 Stock Option Plan (the "Plan").

Pursuant to the Plan, the Company grants an Option to the Participant to purchase shares of common stock of the Company as follows:

Grant  Number     11

Date  of  Grant     April  6,  2000

Exercise  Price  Per  Share     $5.94

Total  Number  of  Shares  Granted     10,000

Total  Exercise  Price     $59,400.00

Term     5  Years

Expiration  Date     April  5,  2005

Type  of  Option     [     ]     Incentive  Option
                     [  x  ]     Nonqualified  Option

Subject  to  the  provisions  of  this  Agreement and the Plan, the Options vest
(i.e., the right to exercise the Options first arises) in cumulative installments as set forth below. Vested Options may be exercised from time to time until the Expiration Date set forth above or termination of the Options as set forth in the Plan.

During the Participant's lifetime, the Option is exersisable only by the Participant. The form of Exercise Notice and Agreement is attached hereto as Exhibit "A". The Option or this Agreement shall not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. Any attempted sale, pledge, assignment, transfer or other disposition of the Option shall be void and of no effect.

If the Participant is an Employee, the Participant's status as an "at-will" Employee is not affected by the Plan or this Agreement. The Company's right to terminate the Participant's employment is not limited or restricted by this Agreement or the Plan.

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Provided  that the Participant continues to be eligible to receive Options under the Plan, no change in the Participant's employment or other relationship with the Company shall affect the Participant's continued entitlement to the Option herein granted.

If the Participant elects to dispose of any Shares acquired pursuant to this Option, the Participant agrees to dispose of not more than 2,000 shares per week unless otherwise specifically approved by the Board of Directors of the Company.

If the Participant's employment is terminated, any un-vested Options will be cancelled as of the date of termination. All vested options shall continue to be exercisable and disposable in accordance with the Monthly Maximum Disposal schedule set forth above.

The Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, which is made a part of this Agreement. The Plan imposes substantial restrictions on the Options and the Shares. By signing this Agreement, the Participant acknowledges that the Participant has read and understood the Plan and agrees to be bound by it and by this Agreement.

Participant                           InvestAmerica,  Inc.
/s/  Raymond  L.  Polman              /s/  signed
                                      By:     (sign  name)
RAYMOND  L.  POLMAN                   CEO
(print  name)                         (title)